Exhibit 99.1

Personalis Reports Second Quarter 2024 Financial Results

Strong Revenue Growth of 35% Year-over-Year Driven by 117% Growth from Biopharma Business

Raises 2024 Full Year Revenue Guidance

FREMONT, Calif. – August 7, 2024 – Personalis, Inc. (Nasdaq: PSNL), a leader in advanced genomics for precision oncology, today reported financial results for the second quarter ended June 30, 2024, and provided recent business accomplishments.

Recent Business Accomplishments

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Highlighted clinical performance of NeXT Personal® at the American Society of Clinical Oncology (ASCO) meeting in May
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Compelling breast cancer detection results were presented by Dr. Isaac Garcia-Murillas (Institute of Cancer Research, London) and Prof. Nicolas Turner (Royal Marsden NHS Foundation Trust UK). In this study, they found:
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NeXT Personal detected cancer recurrence approximately 15 months before imaging
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100% of patients that recurred were detected with NeXT Personal and 100% of patients that were ctDNA negative were cancer-free at follow up time points
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A presentation by Dr. Rodrigo Toledo of the Vall d’Hebron Institute of Oncology highlighted the importance of NeXT Personal’s use for immunotherapy monitoring. This data showed:
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Baseline levels of ctDNA and the changes detected by NeXT Personal predict therapy response and clinical outcomes for late-stage cancer patients receiving immunotherapy
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NeXT Personal detected cancer progression 81 days before imaging on average
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Delivered 561 total molecular tests in the second quarter of 2024, a 66% increase compared with the prior quarter, and commenced NeXT Personal Dx commercialization efforts with Tempus AI, Inc. (Tempus)
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Announced a cross-license agreement with Myriad Genetics, Inc. covering patent estates for tumor-informed approaches to detect minimal residual disease (MRD)
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Successfully settled the IP lawsuit with Foresight Diagnostics, Inc. (Foresight) with Foresight agreeing to license Personalis’ MRD patents

Second Quarter 2024 Results Compared to Second Quarter 2023

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Reported total company revenue of $22.6 million in the second quarter of 2024, an increase of 35% compared with $16.7 million
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Revenue from pharma testing and services of $13.2 million in the second quarter of 2024, an increase of 117% compared with $6.1 million

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Revenue from Enterprise customers of $8.0 million in the second quarter of 2024, an increase of 8% compared with $7.4 million
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Revenue from population sequencing for the U.S. Department of Veterans Affairs Million Veterans Program of $1.3 million in the second quarter of 2024, a decrease of 57% compared with $3.0 million
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Other Income of $3.0 million in the second quarter of 2024, which consists of a non-cash gain of $3.0 million related to fair-value accounting for the outstanding warrants issued to Tempus
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Net loss of $12.8 million in the second quarter of 2024, a decrease of 47% compared with $24.0 million
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Cash, cash equivalents, and short-term investments of $87.0 million as of June 30, 2024

“The revenue growth depicts growing customer confidence in both our technology and platform. Importantly, the growth in our clinical testing volume means that we can see the impact on patient lives. Now that our collaborators have presented compelling NeXT Personal clinical evidence, we expect to leverage that towards obtaining Medicare coverage and materially increasing the number of patients we can help,” said Chris Hall, Chief Executive Officer. “As we continue to execute on our Win-in-MRD strategy, we are more confident than ever in our ability to drive broad adoption for patient testing.”

Third Quarter and Revised Full Year 2024 Outlook

Personalis expects the following for the third quarter of 2024:

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Total company revenue in the range of $21.0 to $22.0 million
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Revenue from pharma tests, enterprise sales, and other customers in the range of $17.0 to $18.0 million
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Revenue from population sequencing of approximately $4.0 million

Personalis expects the following for the full year of 2024:

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Total company revenue in the range of $79.0 to $81.0 million, an increase from $76.0 to $78.0 million
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Revenue from pharma tests, enterprise sales, and all other customers in the range of $71.0 to $73.0 million, an increase from prior guidance of $68.0 to $70.0 million
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Revenue from population sequencing of approximately $8.0 million
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Non-GAAP net loss of approximately $75.0 million, a decrease from our prior guidance of $77.0 million and excludes any non-cash gain or loss from the outstanding warrants issued to Tempus
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Cash usage of approximately $60.0 million, a decrease from our prior guidance of $62.0 million

Webcast and Conference Call Information

Personalis will host a conference call to discuss the second quarter of 2024 financial results, as well as plans for 2024, after market close on Wednesday, August 7, 2024, at 2:00 p.m. Pacific Time / 5:00 p.m. Eastern Time. The conference call can be accessed live by dialing 800-717-1738 for domestic callers or 646-307-1865 for international callers. The live webinar can be accessed at https://investors.personalis.com. A replay of the webinar will be available shortly after the conclusion of the call and will be archived on the company's website.

About Personalis, Inc.

At Personalis, we are transforming the active management of cancer through breakthrough personalized testing. We aim to drive a new paradigm for cancer management, guiding care from biopsy through the life of the patient. Our highly sensitive assays combine tumor-and-normal profiling with proprietary algorithms to deliver advanced insights even as cancer evolves over time. Our products are designed to detect minimal residual disease (MRD) and recurrence at the earliest timepoints, enable the selection of targeted therapies based on ultra-comprehensive genomic profiling, and enhance biomarker strategy for drug development. Personalis is based in Fremont, California. To learn more, visit www.personalis.com and connect with us on LinkedIn and X (Twitter).

Non-GAAP Financial Measure

To supplement our financial guidance presented in accordance with GAAP, we are presenting expected non-GAAP net loss for the full year ending December 31, 2024, which excludes income and expense from the outstanding warrants issued to Tempus from GAAP net loss. We are excluding income and expense attributable to the fair value of the outstanding warrants issued to Tempus because they are non-cash financial measures that require remeasurement of the fair value, derived from the then-current trading price of our Common Stock, as of each reporting date, and consequently there is substantial uncertainty associated with forecasting the fair value of the Tempus warrants at the future measurement dates. For this reason, we have not provided a reconciliation of our forward-looking non-GAAP net loss to GAAP net loss (the most directly comparable GAAP financial measure), in reliance on the “unreasonable efforts” exception set forth in the applicable regulations.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include all statements that are not historical facts and can generally be identified by terms such as “anticipate,” “estimate,” “expect,” “if,” “may,” “future,” “will” or similar expressions. These statements include statements relating to: Personalis’ third quarter and full year 2024 outlook for revenue, non-GAAP net loss, and cash usage, the attributes, advantages or clinical validity of the NeXT Personal Dx test, broad adoption of the NeXT Personal Dx test for patient testing and the benefits to patients from use of the same, and Personalis’ obtaining Medicare coverage. Such forward-looking statements involve known and unknown risks and uncertainties and other factors that may cause actual results to differ materially from any anticipated results or expectations expressed or implied by such statements, including the risks, uncertainties and other factors that relate to the timing and pace of new orders from customers, including from Natera and the U.S. Department of Veterans Affairs Million Veterans Program; the timing of tissue, blood, and other specimen sample receipts from customers, which can materially impact revenue quarter-over-quarter and year-over-year; Personalis’ ability to demonstrate attributes, advantages or clinical validity of the NeXT Personal Dx test, the rate of adoption of the NeXT Personal Dx test, Personalis’ ability to obtain Medicare coverage and reimbursement, Personalis’ achievement of milestones set forth in the collaboration and co-commercialization agreement with Tempus, the success of Personalis’ clinical sales team and Tempus’ sales and marketing efforts, the expected benefits or success of Personalis’ relationships with research collaborators, the impact of Personalis’ abstract presentations at the American Society of Clinical Oncology medical conference in May, and the adoption and use of the NeXT Personal Dx test by oncologists. These and other potential risks and uncertainties that could cause actual results to differ materially from the results predicted in these forward-looking statements are described under the captions “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in Personalis’ Annual Report on Form 10-K for the year ended December 31, 2023, filed with the Securities and Exchange Commission (SEC) on February 28, 2024, as updated by Personalis’ Quarterly Report on Form 10-Q for the quarter ended March 31, 2024, filed with the SEC on May 8, 2024, and Quarterly Report on Form 10-Q for the quarter ended June 30, 2024, being filed with the SEC today. All information provided in this release is as of the date of this press release, and any forward-looking statements contained herein are based on assumptions that we believe to be reasonable as of this date. Undue reliance should not be placed on the forward-looking statements in this press release, which are based on information available to us on the date hereof. Personalis undertakes no duty to update this information unless required by law.

Contacts:

Investor Relations Contact:

Caroline Corner

investors@personalis.com

646-277-1279

Media:

pr@personalis.com

PERSONALIS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (unaudited)

(in thousands, except share and per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2024	2023	2024	2023
Revenue	$22,580	$16,699	$42,105	$35,559
Costs and expenses
Cost of revenue	14,543	11,907	28,575	26,037
Research and development	12,957	17,852	25,728	34,425
Selling, general and administrative	11,973	12,134	23,575	26,231
Restructuring and other charges	—	152	—	4,037
Total costs and expenses	39,473	42,045	77,878	90,730
Loss from operations	(16,893)	(25,346)	(35,773)	(55,171)
Interest income	1,136	1,465	2,495	2,718
Interest expense	(9)	(39)	(18)	(86)
Other income (expense), net	2,968	1	7,537	(25)
Loss before income taxes	(12,798)	(23,919)	(25,759)	(52,564)
Provision for income taxes	4	36	11	50
Net loss	$(12,802)	$(23,955)	$(25,770)	$(52,614)
Net loss per share, basic and diluted	$(0.24)	$(0.50)	$(0.50)	$(1.11)
Weighted-average shares outstanding, basic and diluted	52,394,678	47,669,513	51,536,632	47,204,891

PERSONALIS, INC.

SUPPLEMENTAL REVENUE INFORMATION (unaudited)

(in thousands)

	Three Months Ended June 30,		Six Months Ended June 30,
	2024	2023	2024	2023
Pharma tests and services	$13,197	$6,083	$23,009	$12,416
Enterprise sales	7,958	7,386	15,930	16,844
Population sequencing	1,280	3,000	2,780	6,005
Other	145	230	386	294
Total revenue	$22,580	$16,699	$42,105	$35,559

PERSONALIS, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS (unaudited)

(in thousands, except share and per share data)

	June 30, 2024	December 31, 2023
Assets
Current assets
Cash and cash equivalents	$47,747	$56,984
Short-term investments	39,225	57,195
Accounts receivable, net	12,921	17,730
Inventory and other deferred costs	9,164	10,474
Prepaid expenses and other current assets	4,046	4,361
Total current assets	113,103	146,744
Property and equipment, net	52,662	57,366
Operating lease right-of-use assets	17,166	17,852
Other long-term assets	2,571	3,137
Total assets	$185,502	$225,099
Liabilities and Stockholders’ Equity
Current liabilities
Accounts payable	$9,936	$14,920
Accrued and other current liabilities	19,248	23,941
Contract liabilities	4,174	3,288
Short-term warrant liability	775	5,085
Total current liabilities	34,133	47,234
Long-term operating lease liabilities	36,524	38,321
Long-term warrant liability	1,513	4,942
Other long-term liabilities	1,060	5,161
Total liabilities	73,230	95,658
Commitments and contingencies
Stockholders’ equity
Preferred stock, $0.0001 par value — 10,000,000 shares authorized; none issued	—	—
Common stock, $0.0001 par value — 200,000,000 shares authorized; 53,052,847 and 50,480,694 shares issued and outstanding, respectively	5	5
Additional paid-in capital	606,863	598,364
Accumulated other comprehensive loss	(120)	(222)
Accumulated deficit	(494,476)	(468,706)
Total stockholders’ equity	112,272	129,441
Total liabilities and stockholders’ equity	$185,502	$225,099